March 1, 2012

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Had Highest Advances-to-Assets Ratio from 2001 through 2011

I am proud to share with you the chart included below. As you will see, over the past decade, the Bank had the highest ratio of advances to assets in the Federal Home Loan Bank System.

Federal Home Loan Bank System
Advances-to-Assets Ratio and Annual ROE — 2001 to 2011 Averages

	Advances-to-Assets Ratio	Annual Return on Equity
New York	75.5%	5.9%
Atlanta	72.7%	4.7%
San Francisco	71.9%	5.1%
Dallas	71.8%	4.0%
Pittsburgh	63.1%	2.8%
Boston	61.8%	3.2%
Topeka	59.3%	5.4%
Des Moines	55.4%	4.7%
Cincinnati	55.1%	5.6%
Indianapolis	54.9%	6.1%
Seattle	45.6%	1.2%
Chicago	32.4%	5.6%

Simply put, we are an advances bank. We have kept our focus on our mission of providing advances to our members when they need them, and we have executed smartly. As a result, the annual return on equity we provide our members has been among the highest across the System since 2001. We have a tremendous team at the FHLBNY, from our Board to management to the 275 employees who come to work every day focused on delivering on our mission. And this team allows us to continue to perform well and provide our members with the liquidity you need to support communities across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.

Advances Averaged $66.1 Billion in January 2012

Advances averaged $66.1 billion in January 2012, a slight decline from $67.0 billion in December 2011. There have been prolonged challenges in our nation’s banking industry, challenges that look to continue into the foreseeable future. However, amid the continued volatility across global and domestic markets, the availability of Home Loan Bank advances to support the responsible community bank model has remained constant.

FHLBNY Announces Fourth Quarter and Full-Year 2011 Operating Highlights

On February 13, 2012, we announced our fourth quarter and full-year 2011 operating highlights. The Bank performed well throughout 2011, and we earned net income of $244.5 million for the year. The Bank and our members continue to navigate the challenging economic landscape, and I am proud that the Home Loan Bank has remained a reliable and accessible source of funding for our members as you continue to make the responsible and much-needed loans that will be the groundwork for our nation’s economic recovery.

FHLBNY Board Approves 5.00% Dividend for the Fourth Quarter of 2011

Our focus on providing our members with reliable funding when you need it has allowed us to continue our solid performance, and to provide our members with a strong dividend. On February 16, 2012, your Board of Directors approved a dividend rate for the fourth quarter of 2011 of 5.00% (annualized). The dollar amount of the fourth quarter of 2011 dividend was approximately $58.1 million, and the cash dividend was distributed to our member financial institutions on February 17, 2012.

In Washington

The Federal Home Loan Bank System supports its membership, and our members support the Home Loan Banks. In this regard, I would like to thank the New Jersey Bankers Association and the New York Bankers Association, as well as the individual members who wrote in, for commenting on the FHFA’s Community Support Amendment proposed on November 10, 2011. The proposal received 103 comments, including 12 from our region, clearly reflecting the unanimous lack of desire among the Home Loan Banks and our members to place the Home Loan Banks in a regulatory role.

An FHLBNY Mainstay Retires

I mentioned earlier the strong team we have at the Home Loan Bank. But at the end of this month, that team will lose a valued member. After 37 years of dedicated service to the Bank, Barbara Sperrazza, our Corporate Secretary, will retire. Over the course of her tremendous career, Barbara has been an invaluable asset to the Bank, its Board of Directors, and the management team. She will be greatly missed. During our February 2012 Board meeting, the video linked to below was shown to commemorate Barbara’s career and many contributions to the Bank. In many ways, Barbara’s history is the Bank’s history, and I would like to share the video with all of you, and hope that you will join me in congratulating Barbara on her retirement and wishing her the best of luck in her future travels.

www.fhlbny.com/barbara

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.